Exhibit 99.1

Press Release
For Further Information Contact:
INVESTORS:	MEDIA:
Byron Purcell	Christopher Savarese
(717) 975-5809	(717) 975-5718

Rite Aid Announces Results of its Cash Tender Offers for a Portion of its 7.70% Senior Notes due 2027 and 6.875% Senior Notes due 2028

CAMP HILL, Pa. (Nov. 13, 2019) – Rite Aid Corporation (NYSE: RAD) (“Rite Aid” or the “Company”) today announced the results and anticipated settlement of its previously announced cash tender offers (the “Tender Offers”) to purchase up to $100 million aggregate principal amount of its outstanding 7.70% Senior Notes due 2027 (“2027 Notes”) and 6.875% Senior Notes due 2028 (the “2028 Notes” and together with the 2027 Notes, the “Notes”).

As of 11:59 p.m., New York City time, on November 12, 2019, $18.1 million aggregate principal amount of the 2027 Notes and $39.4 million aggregate principal amount of the 2028 Notes were validly tendered and not validly withdrawn pursuant to the Tender Offers. Rite Aid expects to accept for purchase all validly tendered Notes (such notes collectively, the “Purchased Notes”).

Holders of the Purchased Notes will receive total consideration of $667.50 per $1,000.00 principal amount of 2027 Notes accepted for purchase and $667.50 per $1,000.00 principal amount of 2028 Notes accepted for purchase, which amount includes the early tender premium of $50.00 per $1,000 principal amount of 2027 Notes and 2028 Notes.

Holders of the Purchased Notes will also receive accrued and unpaid interest from the last interest payment with respect to their Purchased Notes to, but not including, November 14, 2019, the settlement date for the Tender Offers.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase and Supplement thereto.

The dealer manager for the Tender Offers is BofA Securities (the “Dealer Manager”). Any questions regarding the Tender Offers should be directed to the Dealer Manager at (toll-free) (888) 292-0070 or (collect) (980) 388-3646. Requests for documentation regarding the Tender Offers should be directed to the Information Agent for the Tender Offers, Global Bondholder Services Corporation, at (toll-free) (866) 470-3900 or (banks and brokers) (212) 430-3774) or 65 Broadway, Suite 404, New York, NY 10006.

About Rite Aid

Rite Aid Corporation, which generated fiscal 2019 annual revenue of $21.6 billion, is one of the nation's leading drugstore chains with 2,464 stores in 18 states and pharmacy benefit management (PBM) capabilities through EnvisionRxOptions and its affiliates. At Rite Aid, we have a personal interest in our customers’ health and wellness and deliver the products and services they need to lead healthier lives.

Statements in this release that are not historical, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding Rite Aid's competitive position and ability to realize its growth initiatives and operating efficiencies; and any assumptions underlying any of the foregoing. Words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," and "will" and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, our ability to complete the transactions described herein as well as any other refinancing transactions, and any resulting charges or impact on our financial results; our high level of indebtedness and our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our debt agreements; general economic, industry, market, competitive, regulatory and political conditions; our ability to improve the operating performance of our stores in accordance with our long term strategy; the impact of private and public third-party payers continued reduction in prescription drug reimbursements rates and their efforts to limit access to payor networks, including through mail order; our ability to manage expenses and our investments in working capital; outcomes of legal and regulatory matters; changes in legislation or regulations, including healthcare reform; our ability to achieve the benefits of our efforts to reduce the costs of our generic and other drugs; the inability to complete the sale of the remaining Rite Aid distribution centers and related assets to Walgreens Boots Alliance, Inc. due to failure to satisfy the minimal remaining conditions applicable only to the distribution centers being transferred at such distribution center closing; our ability to successfully execute and achieve benefits from our recent change in senior leadership; the potential for operational disruptions due to, among other things, concerns of management, employees, current and potential customers, other third parties with whom we do business and shareholders; the success of any changes to our business strategy that may be implemented under our new chief executive officer and other management; our ability to achieve cost savings through the organizational restructurings within the anticipated timeframe, if at all; possible changes in the size and components of the expected costs and charges associated with the organizational restructuring plan; and the outlook for and future growth of the Company.

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